Exhibit 99.2
To: All Employees Subject: CFNB Fiscal Year 2006 Results and Qualification for Listing on Nasdaq Global Market

Today, CalFirst Bancorp announced our fourth quarter and fiscal year 2006 earnings . Highlights from the press release are as follows:

  Fiscal 2006 net earnings increased 27% to $10.7 million, or $.94 per fully diluted share;
  Fourth quarter earnings of $3.3 million were up 23% from the same period of the prior year to $0.28 per share;
  The net investment in capital leases increased 14% over the year to $214 million at June 30, 2006; this growth contributed to a 24% increase in direct finance income during the fourth quarter, and 22% increase for the year;
  The volume of new lease originations in fiscal 2006 of $182 million surpassed last year, and reflects the effort of our sales and finance groups;
  The Nasdaq Listing Qualifications Panel advised the Company that CFNB is in full compliance with Nasdaq Marketplace Rules and therefore, the stock is qualified for continued listing on the Nasdaq Global Market. This accomplishment reflects the diligent efforts of the accounting group.

Congratulations to all on the completion of fiscal 2006.

Earnings Information

The full earnings release is included below and all of the related financial materials are available on the Investor Relations website at http://www.calfirstbancorp.com

CFNB ANNOUNCES 27% INCREASE IN FISCAL 2006 EARNINGS

QUALIFIED FOR CONTINUED LISTING ON THE NASDAQ GLOBAL MARKET

IRVINE, CALIFORNIA, August 15, 2006 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that for the fourth quarter ended June 30, 2006, net earnings of $3.3 million increased 23% from net earnings of $2.7 million for the fourth quarter of fiscal 2005. Diluted earnings per share for the fourth quarter of 2006 increased 21% to $0.28 per share, compared to $0.23 per share for the fourth quarter of the prior year. For the fiscal year ended June 30, 2006, net earnings of $10.7 million were up 27% from $8.4 million reported for fiscal 2005. Diluted earnings per share of $.94 for the fiscal year ended June 30, 2006 were up 26% from $0.74 per share reported for the prior year.

As previously reported, during the third quarter of fiscal 2006 the Company identified that certain lease extensions classified as sales-type leases should have been classified as operating leases and determined it appropriate to restate its financial statements for the years ending June 30, 2004 and 2005 and the first half of fiscal 2006. The effect of the restatement on the Company's previously reported results was to increase other income and gross profit for the three months ended June 30, 2005 by $89,000, and increase net income by $55,000. For the year ended June 30, 2005, other income and gross profit were increased by $404,000, while net income was increased by $252,000, or $.02 per share. All results and discussion presented below for the quarter and year ended June 30, 2005 are based on results after giving effect to the adjustments as well as certain other reclassifications that did not impact net earnings.

For the fourth quarter ended June 30, 2006, total direct finance and interest income increased 25% to $5.7 million, compared to $4.6 million for the fourth quarter of fiscal 2005. This increase is primarily due to higher direct finance income resulting from a 15% increase in the average investment in capital leases held in the Company's portfolio, along with higher yields on such portfolio and higher rates earned on investments which offset lower cash and short-term investment balances. This increase was offset partially by a $512,000 increase in interest expense paid on deposits arising from higher average balances and interest rates. Consequently, net direct finance and interest income after provision for lease losses increased 19% to $4.7 million, compared to $3.9 million for the fourth quarter of fiscal 2005. For the fourth quarter ended June 30, 2006, other income of $4.5 million was up 8% from $4.1 million for the fourth quarter of the prior year, reflecting increased income from lease extensions that offset slightly lower gains on the sale of leased property. The foregoing factors resulted in gross profit of $9.2 million for the fourth quarter of fiscal 2006, an increase of 13% from $8.1 million for the quarter ended June 30, 2005.

For the fiscal year ended June 30, 2006, total direct finance and interest income increased 22% to $20.2 million, compared to $16.5 million in fiscal 2005, primarily due to increased income from the growth in the portfolio, with a contribution from higher yields earned on leases and higher interest income earned on cash and investments. Slower growth in net direct finance and interest income after provision for lease losses of 13%, to $17.1 million from $15.1 million, reflected the impact of higher interest expense related to an almost doubling in deposits and increased rates paid, along with a $123,000 increase in the provision for lease losses. The higher provision largely relates to the growth in the aggregate lease portfolio. For the full fiscal year, other income of $15.7 million increased 9% from $14.4 million during fiscal 2005. The increase largely related to higher gain on sales of leased property, which offset a decrease in other fee income. As a result of the foregoing, gross profit for the year increased 11% to $32.8 million compared to $29.5 million for the year ended June 30, 2005.

CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses of $3.8 million recognized during the fourth quarter were essentially unchanged from the fourth quarter of fiscal 2005. S,G&A expenses recognized for the year were down by 5% to $15.3 million from $16.0 million during the prior year. The decrease in S,G&A expenses for the year is due to lower costs resulting from a slightly smaller sales force and lower variable costs resulting from efforts to control costs. SG&A expenses in fiscal 2006 also reflect a lower deferral of initial direct costs of $3.6 million, compared to $4.0 million in fiscal 2005.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "The results for fiscal 2006 reflect the benefit from the growth in investment in leases along with strong results from our portfolio of assets reaching the end of term. For the year ended June 30, 2006, new lease bookings of $163.8 million were just slightly ahead of $161.5 million booked the prior year. However, with two strong years, the net investment in capital leases of $214.0 million at June 30, 2006 is up 14% from June 30, 2005, and up over 39% from two years ago. This expansion contributed to the 24% increase in direct finance income during the fourth quarter and 22% increase for the year. The volume of new leases originated during fiscal 2006 of $182 million is up only slightly from $176 million during the prior year, however the backlog of approved but un-booked leases at June 30, 2006 is about 7% above the level of a year ago.

"Looking forward to fiscal 2007, we should see continued growth in our direct finance income from the larger investment in capital leases, which should be sustained with the completion and booking of current lease commitments. Higher interest rates should continue to contribute to higher direct finance and interest income. Other income in fiscal 2007 will be impacted by a lower volume of leases reaching the end of term than enjoyed during the past year. We have renewed our focus on the development and expansion of the sales organization with the objective of achieving higher lease originations in fiscal 2007."

On August 10, 2006, the Nasdaq Listing Qualifications Panel advised the Company that the Company is in full compliance with Nasdaq Marketplace Rules and therefore is qualified for continued listing on The Nasdaq Global Market.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected growth in direct finance income, the impact of changes in interest rates and residual realization. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Such risks include the risk that the market conditions, including changes in interest rates or the credit condition of our lessees could result in a different outcome than currently anticipated by the Company. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's quarterly report on Form 10-Q for the period ending March 31, 2006.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
		(restated)		(restated)
Direct finance income	$ 5,264	$ 4,236	$ 18,861	$ 15,496
Interest income on investments	$ 432	$ 315	$ 1,329	$ 1,009
Total direct finance and interest income	$ 5,696	$ 4,551	$ 20,190	$ 16,505

Interest expense on deposits	$ 915	$ 403	$ 2,593	$ 1,054
Provision for lease losses	$ 80	$ 207	$ 482	$ 359
Net direct finance and interest income, after provision for lease losses	$ 4,701	$ 3,941	$ 17,115	$ 15,092
Other income
Operating and sales-type lease income	$ 1,665	$ 897	$ 4,498	$ 4,379
Gain on sale of leases and leased property	$ 2,606	$ 3,058	$ 10,390	$ 8,961
Other fee income	$ 193	$ 188	$ 780	$ 1,091
Total other income	$ 4,464	$ 4,143	$ 15,668	$ 14,431

Gross Profit	$ 9,165	$ 8,084	$ 32,783	$ 29,523

Selling, general and administrative expenses	$ 3,817	$ 3,827	$ 15,278	$ 16,039

Earnings before income taxes	$ 5,348	$ 4,257	$ 17,505	$ 13,484

Income taxes	$ 2,072	$ 1,597	$ 6,783	$ 5,057

Net earnings	$ 3,276	$ 2,660	$ 10,722	$ 8,427

Basic earnings per common share	$ 0.29	$ 0.24	$ 0.96	$ 0.76
Diluted earnings per common share	$ 0.28	$ 0.23	$ 0.94	$ 0.74

Weighted average common shares outstanding	11,158	11,096	11,125	11,073
Diluted number of common shares outstanding	11,537	11,356	11,461	11,340

Dividends declared per common share outstanding	$ 0.11	$ 0.10	$ 0.42	$ 2.30

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30, 2006	June 30, 2005
		(restated)
ASSETS
Cash and short term investments	$ 40,747	$ 43,321
Marketable securities	1,134	1,484
Net receivables	1,905	1,636
Property for transactions in process	41,680	34,052
Net investment in capital leases	213,956	187,432
Income tax receivable	4,744	-
Other assets	1,765	2,162
Discounted lease rentals assigned to lenders	8,424	8,405
	$314,355	$278,492
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,263	$ 4,233
Income taxes payable, including deferred taxes	9,739	15,705
Deposits	89,166	54,098
Other liabilities	10,236	9,313
Non-recourse debt	8,424	8,405
Total liabilities	120,828	91,754
Stockholders' Equity	193,527	186,738
	$314,355	$278,492